Exhibit 4.3

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT, dated as of December     , 2004 (this “Agreement”), among Otelco Inc., a Delaware corporation (the “Company”), Seaport Capital Partners II, L.P., a Delaware limited partnership (“Seaport Capital”), Seaport Investments, LLC, a Delaware limited liability company (“Seaport Investments”, and together with Seaport Capital, “Seaport”), CEA Capital Partners USA, L.P., a Delaware limited partnership (“CEA Capital”), CEA Capital Partners USA CI, L.P., a Delaware limited partnership (“CEA Capital CI”, and together with CEA Capital, “CEA”), BancBoston Ventures Inc., a Massachusetts corporation (“BancBoston”), Mid-Missouri Parent LLC, a Delaware limited liability company (“Mid-Missouri Parent”), Michael D. Weaver, Sean Reilly, Kevin Reilly and Sternberg Consulting Inc., a Louisiana corporation (“Sternberg Consulting”).

BACKGROUND

WHEREAS, Seaport, CEA, BancBoston, Mid-Missouri Parent, Michael D. Weaver, Sean Reilly, Kevin Reilly and Sternberg Consulting (collectively, the “Holders”) are the beneficial holders of            shares of Class B Common Stock of the Company, par value $0.01 per share (“Class B Common Stock”);

WHEREAS, the Company and certain selling stockholders of the Company have effected an initial public offering of Income Deposit Securities (“IDSs”), each IDS representing one share of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and $         aggregate principal amount of      % senior subordinated notes due 2019 of the Company (“Subordinated Notes”) pursuant to an effective registration statement under the Securities Act (as defined herein) in the United States and pursuant to a long form prospectus or any amendment or supplement thereto, in the English language, in Canada; and

WHEREAS, the Company has agreed to provide certain exchange rights to the Holders with respect to their shares of Class B Common Stock and certain registration rights with respect to any IDSs they hold upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Additional Notes” shall have the meaning specified in the Indenture.

“Adjusted EBITDA” shall have the meaning specified in the Indenture.

“Agreement” shall have the meaning specified in the introductory paragraph hereto.

“BancBoston” shall have the meaning specified in the introductory paragraph hereto.

“Board” shall mean the board of directors of the Company.

“Canadian Prospectus” shall mean a prospectus (including a short form prospectus) prepared in accordance with applicable Canadian Securities Laws for the purposes of qualifying securities for distribution or distribution to the public, as the case may be, in any province or territory of Canada.

“Canadian Securities Law” shall mean the statutes and regulations applicable to the trading of securities in any province or territory of Canada including applicable rules, policy statements and blanket rulings and orders promulgated by Canadian securities regulatory authorities.

“CEA” shall have the meaning specified in the introductory paragraph hereto.

“CEA Capital” shall have the meaning specified in the introductory paragraph hereto.

“CEA Capital CI” shall have the meaning specified in the introductory paragraph hereto.

“Class A Common Stock” shall have the meaning specified in the Recitals hereto.

“Class B Common Stock” shall have the meaning specified in the Recitals hereto.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company and any securities issued or distributed in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Common Stock Equivalents” means any stock, warrants, rights, calls, options, debt or other securities exchangeable or exercisable for or convertible into Common Stock.

“Company” shall have the meaning specified in the introductory paragraph hereto.

“Company Offering” shall have the meaning specified in Section 3.6 hereto.

“Consolidated Net Income” shall have the meaning specified in the Indenture.

“Delay Notice” shall have the meaning specified in Section 3.6(b) hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as then in effect.

“Exchange Shelf Registration”  shall have the meaning specified in Section 2.4 hereto.

“Exchange Transaction”  shall have the meaning specified in Section 2.1 hereto.

“Governmental Entity” shall mean any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether in the United States or, if applicable, Canada.

“Guarantee” shall have the meaning specified in the Indenture.

“Guarantor” shall have the meaning specified in the Indenture.

“Holder Exchange”  shall have the meaning specified in Section 2.1 hereto.

“Holders” shall have the meaning specified in the Recitals hereto.

“IDSs” shall have the meaning specified in the Recitals hereto.

“Indenture” shall mean the Indenture, dated as of December         , 2004, among the Company, certain of its subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee, relating to the Subordinated Notes, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Information Delay Notice” shall have the meaning specified in Section 3.6(b) hereto.

“Inspectors” shall have the meaning specified in Section 6.1(l) hereto.

“Majority Holders” shall mean the Holders of a majority of the voting power of all such securities (including IDSs) held by such Holders; provided that all such securities shall be treated as having the voting rights of any underlying securities.

“Majority Sellers” means a majority (based on  the number of Registrable Securities owned) of the Holders eligible to sell pursuant to this Agreement.

“Mid-Missouri Parent” shall have the meaning specified in the introductory paragraph hereto.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Net Income” shall have the meaning specified in the Indenture.

“Person” means an individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), trust, joint venture,

business trust or unincorporated organization, Governmental Entity or any other entity of any nature whatsoever.

“Pro Forma Adjusted EBITDA” means the Adjusted EBITDA of the Company for the test period plus the Adjusted EBITDA of any Person that becomes a Restricted Subsidiary of the Company to the extent that the Company’s Consolidated Net Income does not include the Net Income of such Person less the Adjusted EBITDA of any Restricted Subsidiary sold, conveyed, transferred or otherwise disposed of by the Company to the extent that the Company’s Consolidated Net Income includes the Net Income of such Restricted Subsidiary.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the effectiveness of such registration statement.  In addition, unless inconsistent with the context: (i) the term “registration” and any references to the act of registering include the qualification under Canadian Securities Laws of a Canadian Prospectus in respect of a distribution or distribution to the public, as the case may be, of securities; (ii) the term “registered” as applied to any securities includes a distribution or distribution to the public, as the case may be, of securities so qualified; (iii) the term “registration statement” includes a Canadian Prospectus; (iv) and reference to a registration statement having become effective, or similar references, shall include a Canadian Prospectus for which a final receipt has been obtained from the relevant Canadian securities regulatory authorities; and (v) the provisions of this Agreement shall be applied, mutatis mutandis, to any proposed distribution of securities hereunder in any province or territory of Canada or to which the prospectus requirements under any of the Canadian Securities Laws shall otherwise apply.

“Registrable Securities” shall mean IDSs, Class A Common Stock and Subordinated Notes now or hereafter owned by the Holders or any Transferee thereof.  As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale by the applicable Holder of such securities has become effective under the Securities Act or, if applicable, when a prospectus has been receipted under the applicable Canadian Securities Laws, and such securities have been disposed of in accordance with such registration statement or prospectus, as the case may be, (ii) such securities have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or equivalent provisions under Canadian Securities Laws, as applicable, (iii) such securities have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer have been delivered by the Company and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act, applicable Canadian Securities Laws or any state securities or blue sky law then in force, or (iv) such securities have ceased to be outstanding.

“Registration Expenses” shall mean all expenses incident to the Company’s performance of or compliance with this Agreement, including all SEC, stock exchange or quotation system, NASD, Canadian securities regulatory authorities and Canadian stock exchange registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange or quotation system, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit, special audit and “cold comfort” letters required by or incident to such performance and compliance), the fees and disbursements of underwriters (including all fees and expenses of any “qualified independent underwriter” required by the rules of the NASD) customarily paid by issuers or sellers of securities, the expenses customarily borne by the issuers of securities in a “road show” presentation to potential investors, the reasonable fees and disbursements of one legal counsel for the selling Holders in each registration (as selected by the Majority Sellers), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other persons retained by the Company (but not including any underwriting discounts or commissions (which shall be paid or borne by the selling Holder) or transfer taxes, if any, attributable to the sale of Registrable Securities) and other reasonable out-of-pocket expenses of the Holders.

“Requesting Party” shall have the meaning specified in Section 3.1 hereto.

“Restricted Subsidiary” shall have the meaning specified in the Indenture.

“Seaport” shall have the meaning specified in the introductory paragraph hereto.

“Seaport Capital” shall have the meaning specified in the introductory paragraph hereto.

“Seaport Investments” shall have the meaning specified in the introductory paragraph hereto.

“SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, then in effect.

“Separation Exchange” shall have the meaning specified in Section 2.1 hereto.

“Shelf Registration” shall have the meaning specified in Section 3.4 hereto.

“Sternberg Consulting” shall have the meaning specified in the introductory paragraph hereto.

“Subordinated Note Guarantees” shall have the meaning specified in the Indenture.

“Subordinated Notes” shall have the meaning specified in the Recitals hereto.

“Subsidiary Guarantors” shall have the meaning specified in the Indenture.

“Threshold Level” means $30,150,000 plus the Adjusted EBITDA of any Person that becomes a Restricted Subsidiary of the Company less the Adjusted EBITDA of any Restricted Subsidiary sold, conveyed, transferred or otherwise disposed of by the Company, in each case for the four full fiscal quarters preceding the date of acquisition or disposition.

“Transaction Delay Notice” shall have the meaning specified in Section 3.6(a) hereto.

“Transferee” means any Person to whom any Holder or any Transferee thereof transfers Registrable Securities, including any Person who purchases shares of Class B Common Stock from the Holders and receives IDSs from the Company in exchange for the Class B Common Stock purchased from the Holders.

“Transfer Exchange”  shall have the meaning specified in Section 2.1 hereto.

“Trustee” shall have the meaning specified in the Indenture.

ARTICLE II

EXCHANGE RIGHT

2.1           Exchange Right.  The parties to this Agreement hereby agree that, except as set forth below, shares of the Class B Common Stock shall not be (A) exchangeable for IDSs or (B) transferred, sold, assigned, pledged, hypothecated or otherwise disposed of except (1) transfers as a gift or gifts to such Holder’s spouse, lineal descendant, father, mother, brother or sister (“immediate family”) or to a trust the beneficiary of which is exclusively the Holder and/or a member or members of his or her immediate family, provided that the donee thereof agrees in writing to be bound by the terms of this Agreement or (2) distributions to such Holder’s shareholders, partners or members, provided that such shareholders, partners or members agree in writing to be bound by the terms of this Agreement.  Any Holder may:

(i)            exchange shares of Class B Common Stock for IDSs on and after                , 2006, with the initial exchange rate being one IDS for each share of Class B Common Stock (such exchange rate being subject to customary adjustment for adjustments specified in the definition of “Common Stock” set forth above) (a “Holder Exchange”);

(ii)           in connection with a sale of shares of Class B Common Stock on and after                , 2006, cause the shares of Class B Common Stock proposed to be sold to be exchanged for IDSs, with the initial exchange rate being one IDS for each share of Class B Common Stock (such exchange rate being subject to customary adjustment for adjustments specified in the definition of “Common Stock” set forth above) (a “Transfer Exchange”); and/or

(iii)          effective immediately prior to any automatic separation of the IDSs, exchange shares of Class B Common Stock for Class A Common Stock of the Company and Subordinated Notes, with the initial exchange rate being one share of Class A Common Stock and a Subordinated Note in the principal amount of $7.52 for each share of Class B Common Stock (such exchange rate subject to customary adjustment for adjustments specified in the definition of “Common Stock” set forth above); provided, however, that if the Subordinated Notes are not outstanding at the time of any such exchange, the Class B Common Stock that would otherwise be exchanged for Class A Common Stock and Subordinated Notes shall instead be exchanged for 1.8868 shares of Class A Common Stock (such exchange rate subject to customary adjustment for adjustments specified in the definition of “Common Stock” set forth above). (a “Separation Exchange” and together with a Holder Exchange and a Transfer Exchange, an “Exchange Transaction”).

2.2           Exchange Conditions.  (a)   The parties hereto agree that, prior to any Exchange Transaction, the following conditions must be met:

(i)            such Exchange Transaction shall comply with applicable laws, including, without limitation, securities laws, laws relating to the redemption of common stock and laws relating to the issuance of debt;

(ii)           such Exchange Transaction shall occur pursuant to an effective registration statement in the United States and, if necessary, a receipted prospectus for all the provinces (other than the province of Quebec) or territories of Canada;

(iii)          such Exchange Transaction will not conflict with or cause a default under the Company’s Certificate of Incorporation or any material financing agreement of the Company or any of its subsidiaries;

(iv)          such Exchange Transaction shall not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement of the Company or any of its subsidiaries as of the measurement date immediately following the proposed Exchange Transaction;

(v)           only if the shares of Class B Common Stock are to be exchanged for IDSs, the Company delivers to the Trustee prior to or simultaneously with such Exchange Transaction an opinion of tax counsel to the effect that the Subordinated Notes underlying the IDSs for which the Class B Common Stock is exchanged should be treated as debt for U.S. federal income tax purposes; provided, however, that this condition need only be met to the extent required by the Indenture in connection with an issuance of Additional Notes;

(vi)          only if the shares of Class B Common Stock are to be exchanged for IDSs, the Company delivers to the Trustee prior to or simultaneously with such Exchange Transaction an opinion of counsel, subject to exceptions and assumptions customary for such opinions, to the effect that the Subordinated Notes underlying the IDSs for which the Class B Common Stock is exchanged and the related Guarantees constitute valid and binding obligations of the Company and the respective Guarantors and are enforceable against the Company and the respective Guarantors in accordance with their terms; provided, however, that this condition need only be met to the extent required by the Indenture in connection with an issuance of Additional Notes; and

(vii)         only if the shares of Class B Common Stock are to be exchanged for IDSs, if an issuance of Subordinated Notes underlying the IDSs for which the Class B Common Stock is exchanged in an Exchange Transaction would trigger the automatic exchange provisions of the Indenture, the Company delivers to the Trustee prior to or simultaneously with such issuance a certificate from its principal financial officer to the effect that on the date the Subordinated Notes underlying the IDSs for which the Class B Common Stock is exchanged are issued, after giving pro forma effect to the issuance of such Subordinated Notes and the related Subordinated Note Guarantees, the Company and each of the Subsidiary Guarantors are solvent; provided, however, that this condition need only be met to the extent required by the Indenture in connection with an issuance of Additional Notes.

(b) In addition to the foregoing, the parties hereto agree that the following additional conditions must be met prior to any Holder Exchange or Transfer Exchange:

(i)            the Company shall have generated Pro Forma Adjusted EBITDA (as certified by the Chief Financial Officer of the Company) equal to or greater than the Threshold Level over the most recent four consecutive fiscal quarters immediately prior to such Holder Exchange or Transfer Exchange, as applicable (the “test period”); provided, however, that the condition contained in this subsection (i) shall only be applicable to Holder Exchanges or Transfer Exchanges occurring on or prior to              , 2009;

(ii)           no event of default or deferral of interest shall have occurred and be continuing under the Indenture; and

(iii)          the Holder shall have given the Company at least 30 but not more than 60 days advance notice of its desire to effect such Holder Exchange or Transfer Exchange (as applicable); provided that such minimum advance notice period may be increased from time to time to the extent necessary, in the determination of the Board, to comply with the rules, regulations and protocols, as then in effect, of the SEC, the principal stock exchange on which the relevant securities of the Company are then listed or admitted to trading, the Depository Trust Company, or the transfer agent with respect to such securities.

2.3           Adjustment in the Event of OID Upon Sale or Exchange.  Notwithstanding anything to the contrary in this Agreement, if the Exchange Transaction would result in the issuance of IDSs that include Subordinated Notes that are issued with “original issue discount” for U.S. income tax purposes, holders of Subordinated Notes outstanding prior to such Exchange Transaction and holders of Class B Common Stock exchanging shares of Class B Common Stock will automatically exchange among themselves a portion of the Subordinated Notes they each hold so that immediately following such automatic exchange, each holder will own a pro rata portion of the new Subordinated Notes and the old Subordinated Notes, as more fully set forth in, and subject to the terms and provisions of, the Indenture.

2.4           Exchange Shelf Registration.  The Company shall file with the SEC a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the securities issuable by the Company in all Exchange

Transactions (an “Exchange Shelf Registration”).  The Exchange Shelf Registration shall be on Form S-3 under the Securities Act or another appropriate form permitting registration of such securities.  The Company shall use its commercially reasonable efforts to cause the Exchange Shelf Registration to be declared effective by the SEC no later than             , 2006, and to keep the Exchange Shelf Registration continuously effective, supplemented and amended so that the Exchange Shelf Registration will be available for an Exchange Transaction until the earliest of (i) the date all shares of Class B Common Stock have been exchanged in an Exchange Transaction and (ii)              , 2008.  The Company shall pay all Registration Expenses in connection with the Exchange Shelf Registration.

ARTICLE III

DEMAND REGISTRATION

3.1           Request for Registration.  After compliance with the procedures set forth herein, upon the written request of any Holder (the “Requesting Party”), at any time after              , 2006 (and subject to the procedures of this paragraph), requesting that the Company effect the registration under the Securities Act and/or applicable Canadian Securities Laws of all or part of the Registrable Securities and specifying the intended method of disposition thereof, the Company will use its commercially reasonable efforts to effect the registration under the Securities Act and, if requested, applicable Canadian Securities Laws of such Registrable Securities (which registration shall also include any Registrable Securities requested by the other Holders to be included in such registration request made by the Requesting Party).  Upon receiving the request from the Requesting Party, the Company shall give written notice to the Holders of Registrable Securities of the intent to register Registrable Securities under the Securities Act and, if applicable, the Canadian Securities Laws and such Holder’s right to participate in such registration at least 30 days prior to the anticipated filing date of the registration pursuant to this Article III.  Upon the written request of any Holder made within 15 days after the receipt of the Company’s notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder), the Company shall use its commercially reasonable efforts to effect the proposed registration under the Securities Act and, if applicable, Canadian Securities Laws of all Registrable Securities which the Company has been so requested to register by such Holders to the extent requisite to permit the disposition of the Registrable Securities so to be registered.  If a registration pursuant to this Section 3.1 involves an underwritten public offering, any such Holder may elect, in writing no less than five business days prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration.  The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Article III.

                                Notwithstanding the foregoing, in no event shall the Company have any obligation to effect a registration under this Section 3.1 unless the amount of the Registrable Securities requested to be included in such offering would result in initial aggregate proceeds (determined at the time of the time of the initial filing of the registration statement relating thereto) of at least $3,000,000; provided, however, that if the Holders have at least one demand registration right remaining, the Holders may make a demand registration pursuant to this Section 3.1 if such demand registration is for the remaining shares of Registrable Securities of such Holders, even if such offering would result in initial aggregate proceeds (determined at the time of the time of the initial filing of the registration statement relating thereto) less than $3,000,000.

Notwithstanding anything in this Article III to the contrary, in no event will the Holders collectively be entitled to more than three registrations pursuant to this Section 3.1, except that the following shall not constitute a registration for this purpose: a registration so requested (i) that is not deemed to have been effected pursuant to Section 3.3 or (ii) where the number of Registrable Securities included by the Holders in such registration and sold pursuant thereto is less than 75% of the number of shares of Registrable Securities sought to be included by the Holders in such registration.

3.2           Effective Registration Statement.  A registration requested pursuant to this Article III shall not be deemed to have been effected:

(i)            unless a registration statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act and, if applicable, Canadian Securities Laws for at least six months with respect to the disposition of all Registrable Securities covered by such registration statement or, if earlier, until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition thereof set forth in such registration statement, other than primarily as a result of acts or omissions of any participating Holder or any authorized agent thereof;

(ii)           if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC, the applicable Canadian securities regulatory authorities or other Governmental Entity for any reason not attributable to any participating Holder or any authorized agent thereof and has not thereafter become effective; or

(iii)          if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived.

3.3           Shelf Registration.  If the Company has used and is then permitted to use registration statements pursuant to Rule 415 under the Securities Act and, if applicable, pursuant to an equivalent provision under Canadian Securities Laws, including National instrument 44-102, as applicable (the “Shelf Registration”) for the sale of IDSs or Common Stock, the Majority Sellers shall be permitted to request that any registration under this Article III be made under a Shelf Registration.  The Company shall use its commercially reasonable efforts to keep such Shelf Registration continuously effective for the period beginning on the date on which the Shelf Registration is declared effective and ending on the first date that there are no Registrable Securities covered by such registration.  During the period during which the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or Canadian Securities Laws or if reasonably requested by the Majority Sellers or an underwriter of Registrable Securities, including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

3.4           Priority in Requested Registrations.  If a requested registration pursuant to this Article III involves an underwritten offering and the managing underwriter (in consultation with the underwriter appointed by the Majority Sellers pursuant to Section 3.7 below) advises the Company and the Holders in writing that, in its opinion, the number of securities requested to be included in such registration by all Holders, the Company and other holders (including securities of the Company which are not Registrable Securities and which the holder thereof has the right to include in any such registration) exceeds the largest number of securities which can be sold without reasonably expecting to have an adverse effect on such offering, including the price at which such securities can be sold, the number of such securities to be included in such registration shall be reduced tosuch extent, and the Company shall include in such registration such maximum number of securities as follows: (a) first, all the Registrable Securities requested to be included in such registration by the Holders, (b) second, to the extent that the number of Registrable Securities which the Holders have requested to be included in such registration is less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, all the securities which the Company proposes to sell for its own account and (c) third, to the extent that the number of securities which the Holders have requested to be included in such registration and the number of securities which the Company proposes to sell for its own account is, in the aggregate, less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of securities requested to be included in such registration by all other holders thereof which number shall be limited to such extent, and, subject to any rights of such other holders, shall be allocated pro rata among all such holders on the basis of the relative number of such securities then held by each such holder; provided that any such amount thereby allocated to any such holder that exceeds such holder’s request shall be reallocated among the remaining requesting holders in like manner.  If any Holder advises the managing underwriter of any underwritten offering that the Registrable Securities and other securities covered by the registration statement cannot be sold in such offering within a price range acceptable to such Holder, then such Holder shall have the right to exclude all or any portion of its Registrable Securities from registration.

3.5           Postponements in Requested Registrations.  (a) If, upon receipt of a registration request pursuant to Section 3.1, the Company is advised in writing by a nationally recognized investment banking firm in the United States or Canada selected by the Company that, in such firm’s opinion, a registration by the Company at the time and on the terms requested would adversely affect any public offering of securities of the Company (other than in connection with employee benefit and similar plans) (a “Company Offering”) with respect to which the Company has commenced preparations for a registration prior to the receipt of a registration request pursuant to Section 3.1 and the Company furnishes the Holders with a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to such effect (the “Transaction Delay Notice”) promptly after such request, the Company shall not be required to effect a registration pursuant to Section 3.1 until the earliest of (i) 30 days after the completion of such Company Offering, (ii) promptly after the abandonment of such Company Offering or (iii) 90 days after the date of the Transaction Delay Notice; provided that in any event the Company shall not be required to effect any registration prior to the termination, waiver or reduction of any “blackout period” required by the underwriters to be applicable to the Holders in connection with any Company Offering; provided further that in no event shall the Company delay such registration for more than 180 days.

(b)           If upon receipt of a registration request pursuant to Section 3.1 or while a registration request pursuant to Section 3.1 is pending, the Company determines in its good faith judgment that the filing of a registration statement or any amendment thereto would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential and the Company provides the Holders written notice (the “Information Delay Notice” and, together with the Transaction Delay Notice, the “Delay Notice”) thereof promptly after the Company makes such determination, which shall be made promptly after the receipt of any request, the Company shall not be required to comply with its obligations under Section 3.1 until the earlier of (i) the date upon which such material information is disclosed to the public or ceases to be material or (ii) 30 days after the Holders’ receipt of such Information Delay Notice.

(c)           Notwithstanding the foregoing provisions of this Section 3.5, the Company shall be entitled to serve only one Delay Notice (A) within any period of 180 consecutive days or (B) with respect to any two consecutive registrations requested pursuant to Section 3.1.

3.6           Expenses.  The Company will pay all Registration Expenses in connection with the registrations requested pursuant to Section 3.1.

3.7           Selection of Underwriters.  If in any requested registration pursuant to this Article III the Majority Sellers request that such registration shall be in the form of an underwritten offering, such offering shall be an underwritten offering and the Company, in consultation with the Majority Sellers, shall have the right to select any investment banker and manager or co-managers to administer the offering.  The Company and all participating Holders shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, as well as all other documents customary in similar offerings, including underwriting agreements, custody agreements, powers of attorney, and indemnification agreements.

ARTICLE IV

INCIDENTAL REGISTRATION

4.1           Right to Include Registrable Securities.  If the Company proposes to register any of its IDSs or Common Stock under the Securities Act (other than: (i) a registration in connection with an employee stock option or other benefit plan; (ii) a registration on Form S-4 or any successor or similar form; (iii) an Exchange Shelf Registration; or (iv) a similar registration under Canadian Securities Laws) and applicable Canadian Securities Laws (or under the Securities Act or applicable Canadian Securities Laws if the offering will not be registered under both the Securities Act and applicable Canadian Securities Laws), whether or not for sale for its own account (and including any registration pursuant to a request or demand registration right of any other person), at any time, then the Company will each such time, subject to the provisions of Section 4.2 hereof, give written notice to the Holders of its intention to do so and of the Holders’ rights under this Article IV, at least 30 days prior to the anticipated filing date of the registration statement relating to such registration.  Such notice shall offer the Holders the opportunity to include in such registration statement such number of Registrable Securities as each Holder may request.  Upon the written request of any Holder made within 15 days after the receipt of the Company’s notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder), the Company shall use its commercially reasonable efforts to effect the proposed registration under the Securities Act and, if applicable, Canadian Securities Laws of all Registrable Securities which the Company has been so requested to register by such Holder to the extent requisite to permit the disposition of the Registrable Securities so to be registered; provided that (i) if such registration involves an underwritten offering, any such Holder must sell its Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company (except that indemnification obligations of any such Holder shall be limited to those obligations set forth in Article VII hereof) and (ii) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 4.1 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to each such Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.  If a registration pursuant to this Section 4.1 involves an underwritten public offering, any such Holder may elect, in writing no less than five business days prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration.  No registration effected under this Article IV shall relieve the Company of its obligations to effect registrations upon request under Article III hereof.  The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Article IV.

4.2           Priority in Incidental Registrations.  If a registration pursuant to this Article IV involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities (including IDSs and all Registrable Securities) which the Company, the Holders and any other persons intend to include in such registration exceeds the largest number of securities which can be sold without reasonably expecting to have an adverse effect on such offering, including the price at which such securities can be sold, the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: first, all the securities the Company proposes to sell for its own account pursuant to Section 4.1 in such registration and second, to the extent that the number of securities which the Company proposes to sell for its own account pursuant to Section 4.1 hereof is less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the aggregate of the number of Registrable Securities requested to be included in such registration by the Holders and the number of any other such securities requested to be included in such registration by other holders shall be limited to such extent, and shall be allocated pro rata among the Holders and all such holders on the basis of the relative number of such securities then held by each Holder and each such holder; provided that any such amount thereby allocated to each Holder or any such other holder that exceeds such Holder’s or such holder’s request, respectively, shall be reallocated among the Holders and the remaining requesting holders in like manner, as applicable.

ARTICLE V

HOLDBACK AGREEMENTS

5.1           Restrictions on Public Sale by the Company and Others.  If any registration of Registrable Securities shall be made in connection with an underwritten public offering, the Company agrees (i) not to effect any public sale or distribution of any IDSs, Common Stock, Common Stock Equivalents, or other securities or of any security convertible into or exchangeable or exercisable for any IDSs, Common Stock, Common Stock Equivalents, or other securities of the Company (other than in connection with an employee stock option or other benefit plan) during the 30 days prior to, and during the 90-day period beginning on, the closing date of the sale of the Registrable Securities pursuant to an effective registration statement (except as part of such registration) and (ii) that any agreement entered into on or after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed IDSs, Common Stock, Common Stock Equivalents, or other securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the period referred to in the foregoing clause (i), including any sale pursuant to Rule 144 under the Securities Act and the equivalent provisions under Canadian Securities Laws, including OSC Rule 45-501 (except as part of such registration, if permitted).

ARTICLE VI

REGISTRATION PROCEDURES

6.1           Registration Procedures.  If and whenever the Company is required to use its commercially reasonable efforts to effect or cause the registration of any Registrable Securities under the Securities Act and, if applicable, Canadian Securities Laws as provided in this Agreement, other than an Exchange Shelf Registration, the Company will, as expeditiously as possible:

(a)           use its commercially reasonable efforts to prepare and file with the SEC and, if applicable, Canadian securities regulatory authorities within 90 days (or, for registration on a Form S-3 or any similar short-form registration statement, 60 days), after receipt of a request for registration with respect to such Registrable Securities, a registration statement or prospectus on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its commercially reasonable efforts to cause such registration statement to become and remain effective as promptly as practicable, subject to the Majority Holders’ right to defer the Company’s request for the acceleration of effectiveness of any such registration statement as may be necessary to accommodate the anticipated timetable for such offering; provided that before filing with the SEC and, if applicable, Canadian securities regulatory authorities a registration statement or prospectus or any amendments or supplements thereto, the Company will (i) furnish to the selling Holders copies of the form of prospectus (including the preliminary prospectus) proposed to be filed and furnish to counsel for the selling Holders copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel and shall not be filed without the approval of such counsel (which approval shall not be unreasonably withheld) and (ii) notify the selling Holders of any stop order issued or threatened by the SEC and/or applicable Canadian securities regulatory authorities and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

(b)           subject to Section 3.3 in the case of a Shelf Registration, prepare and file with the SEC and, if applicable, Canadian securities regulatory authorities such amendments and supplements to such registration statement and the prospectus (including each preliminary prospectus) used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder and the equivalent provision under Canadian Securities Laws), and comply with the provisions of the Securities Act and the Canadian Securities Laws applicable to it with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)           promptly furnish to each Holder and each underwriter, if any, of Registrable Securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act and, if applicable, Canadian Securities Laws, copies of any correspondence with the SEC and/or the applicable Canadian securities regulatory authorities or their staff relating to the registration statement and such other documents as any Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder;

(d)           use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Holder or each underwriter, if any, reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Securities; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(e)           use its commercially reasonable efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company to enable the selling Holders to consummate the disposition of such Registrable Securities;

(f)            immediately notify the selling Holders at any time when a prospectus relating thereto is required to be delivered under the Securities Act and/or Canadian Securities Laws of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company will promptly prepare and furnish to the selling Holders a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)           use its commercially reasonable efforts to prevent the issuance of and obtain the withdrawal of any stop order suspending the effectiveness of a registration statement relating to the Registrable Securities or of any order preventing or suspending the use of any preliminary or final prospectus at the earliest practicable moment;

(h)           if requested by the managing underwriter or underwriters or any selling Holder, immediately incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters and each applicable selling Holder agree and reasonably request should be included therein relating to the plan of distribution with respect to such Registrable Securities, including information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(i)            cooperate with the selling Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least three business days prior to any sale of the Registrable Securities to the underwriters;

(j)            use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which the same securities issued by the Company are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form if the applicable listing requirements are satisfied, and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;

(k)           enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Majority Sellers or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification and making appropriate members of senior management of the Company available (subject to consulting with them in advance as to schedule) for customary participation in “road show” presentations to potential investors;

(l)            make available for inspection by the Holders, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement;

(m)          in an underwritten offering, use its commercially reasonable efforts to obtain (i) an opinion or opinions of counsel to the Company and (ii) a “cold comfort” letter or letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by opinions and “cold comfort” letters (provided that the term “customarily” as applied to any Registrable Securities shall be deemed to include, without limitation, letters and opinions delivered to the Company in the IPO) as the underwriter reasonably requests;

(n)           otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and, if applicable, Canadian securities regulatory authorities, and make available to its security holders, within the required time periods, an earning statement covering the required periods, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto and, if applicable, the equivalent provisions under Canadian Securities Laws;

(o)           promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing of the registration statement) and, if applicable, the Canadian Prospectus (including each preliminary prospectus), provide copies of such document to counsel to the selling Holders and to the managing underwriters, if any, make the Company’s representatives available for discussion of such document and make such changes in such document prior to the filing thereof as counsel for the selling Holders may reasonably request;

(p)           promptly notify the selling Holders, counsel for the selling Holders, and the managing underwriter or agent and provide them with copies of such relevant documents,

(i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC or applicable Canadian securities regulatory authorities, (iii) of any request of the SEC or applicable Canadian securities regulatory authorities to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC or applicable Canadian securities regulatory authorities of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes; and

(q)           cooperate with the selling Holders and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with any securities exchange and/or the NASD.

It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the securities which are to be registered at the request of any Holder that such Holder shall furnish to the Company such information regarding the securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request in connection with such registration.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (f) of Section 6.1 hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder receives the copies of the prospectus supplement or amendment contemplated by clause (f) of Section 6.1 hereof, and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in clause (b) of Section 6.1 hereof shall be extended by the greater of (i) three months or (ii) the number of days during the period from and including the date of the giving of such notice pursuant to clause (f) of Section 6.1 hereof to and including the date when such Holder shall have received the copies of the prospectus supplement or amendment contemplated by clause (f) of Section 6.1 hereof.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification by the Company.  In the event of any registration of any Registrable Securities under the Securities Act and, if applicable, Canadian Securities Laws pursuant to Article III or IV hereof, the Company will, and it hereby does, indemnify and hold harmless, to the full extent permitted by law, each selling Holder, their directors and officers, employees, stockholders, general partners, limited partners, members, advisory directors and managing directors (and directors, officers, stockholders, general partners, limited partners, members, advisory directors, managing directors and controlling persons thereof), each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls, is controlled by or is under common control with any such Holder or any such underwriter within the meaning of the Securities Act and, if applicable, Canadian Securities Laws, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which such Holder, any such director, or officer, employee, stockholder, general or limited partner, member, or advisory or managing director or any such underwriter or controlling person may become subject under the Securities Act and, if applicable, Canadian Securities Laws, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Registrable Securities were registered under the Securities Act and, if applicable, Canadian Securities Laws, any prospectus (including each preliminary prospectus) contained therein, or any amendment or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus (including each preliminary prospectus), in light of the circumstances under which they are made), and the Company will reimburse each such Holder and each such director, officer, employee, general partner, limited partner, advisory director, managing director or underwriter and controlling person for any legal or any other expenses reasonably incurred by them as such expenses are incurred in connection with investigating or defending such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such prospectus (including each preliminary prospectus) in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Holder or such director, officer, employee, general or limited partner, managing director or underwriter specifically stating that it is for use in the preparation thereof; provided, further, that the Company shall not be required to indemnify any such person if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the final prospectus or any amendment or supplement thereto and the final prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding and any such loss, liability, claim, damage or expense suffered or incurred by such indemnified person resulted from any action, claim or suit by any person who purchased Registrable Securities which are the subject thereof from such indemnified person and it is established in the related proceeding that such indemnified person failed to deliver or provide a copy of the final prospectus (as amended or supplemented) to such person with or prior to the confirmation of the sale of such Registrable Securities sold to such person if required by applicable law, unless such failure to deliver or provide a copy of the final prospectus (as amended or supplemented) was a result of noncompliance by the Company with this Agreement or as a result of the failure of the Company to provide such final prospectus.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of each Holder or any such director, officer, employee, general partner, limited partner, managing director, underwriter or controlling person and shall survive the transfer of such securities by any Holder.

7.2           Indemnification by Holders and Underwriters.  The Company may require, as a condition to including Registrable Securities in any registration statement filed in accordance with Article III or IV hereof, that the Company will have received an undertaking reasonably satisfactory to it from any selling Holder or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7.1) the Company and its directors, officers, employees, controlling persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the consent of the applicable Holder and underwriter) to which the Company and its directors, officers, employees, controlling persons or any other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons may become subject under the Securities Act and, if applicable, Canadian Securities Laws, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Registrable Securities were registered under the Securities Act or applicable Canadian Securities Laws, any prospectus (including each preliminary prospectus) contained therein, or any amendment or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus (including each preliminary prospectus), in light of the circumstances under which they are made), and the applicable Holder and underwriter will reimburse the Company and its directors, officers, employees, controlling persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons for any legal or any other expenses reasonably incurred by them as such expenses are incurred in connection with investigating or defending such loss, claim, liability, action or proceeding; provided that any Holder and any underwriter shall only be liable in any such case if any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such prospectus (including each preliminary prospectus) in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Holder or any such underwriter specifically stating that it is for use in the preparation thereof; provided, further, that such Holder or underwriter shall not be required to indemnify the Company if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the final prospectus or any amendment or supplement thereto and the final prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding and is covered by such Holder’s or underwriter’s obligation under this Section 7.2 and any such loss, liability, claim, damage or expense suffered or incurred by the Company resulted from any action, claim or suit by any person who purchased Registrable Securities or other securities of the Company which are the subject thereof from the Holder or the Company or another holder and it is established in the related proceeding that a copy of the final prospectus (as amended or supplemented) was delivered or provided to such person with or prior to the confirmation of the sale of such Registrable Securities sold to such Person if required by applicable law.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, employee or controlling person or other indemnified person.  No Holder shall be liable under any indemnity provided pursuant to this Article VII for any amounts exceeding the product of the purchase price per Registrable Security and the number of Registrable Securities being sold pursuant to such registration statement or prospectus by such Holder.

7.3           Notices of Claims, Etc.  Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article VII, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding Sections of this Article VII, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice.  In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof or a court of competent jurisdiction determines that the indemnifying party is not vigorously defending such action or proceeding.  An indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld).  No indemnifying party will consent to entry of any judgment or enter into any settlement of any pending or threatened proceeding which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to all indemnified parties of a release from all liability in respect to such claim or litigation, (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on such indemnified party or (iii) otherwise adversely affects such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder.  Notwithstanding anything to the contrary contained herein, an indemnifying party will not be obligated to pay the fees and expenses of more than one counsel (together with local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels (together with the fees of local counsel).

7.4           Contribution.  If the indemnification provided for in this Article VII is unavailable to an indemnified party under Section 7.1 or Section 7.2 hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, and the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7.1 or Section 7.2, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 7.4, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by such Holder and distributed to the public were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.5           Other Indemnification.  Indemnification similar to that specified in Section 7.1 and Section 7.2 (with appropriate modifications) shall be given by the Company and each Holder with respect to any required registration or other qualification of securities under any law or with any Governmental Entity other than as required by the Securities Act or applicable Canadian Securities Laws.

7.6           Non-Exclusivity.  The obligations of the parties under this Article VII shall be in addition to any liability which any party may otherwise have to any other party.

7.7           Indemnification Payments.  The indemnification and contribution required by Sections 7.1, 7.2 and 7.4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or any expense, loss, damage or liability is incurred.

ARTICLE VIII

MISCELLANEOUS

8.1           Remedies.  The Company and each Holder acknowledge and agree that in the event of any breach of this Agreement by any of them, the Holders and the Company would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

8.2           Agreements; Restrictive Legends.  A copy of this Agreement shall be filed with the secretary of the Company and kept with the records of the Company.  Each certificate representing Class B Common Stock or Registrable Securities subject to this Agreement shall bear the following legend on the face thereof (in addition to any legend required by state securities or “blue sky” laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND ARE SUBJECT TO AN INVESTOR RIGHTS AGREEMENT.  A COPY OF THE INVESTOR RIGHTS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE COMPANY’S PRINCIPAL OFFICES.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE INVESTOR RIGHTS AGREEMENT.  THE HOLDER OF THIS CERTIFICATE AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT.”

The Company agrees to promptly remove (or cause to be removed) the legend set forth above and to take such further action to remove any restrictions on the Registrable Securities in connection with a transfer that is pursuant to a registration statement effective under the Securities Act and, if applicable, a receipted prospectus under applicable Canadian securities laws, or exempt from such registration or filing both in the United States and, if applicable, Canada.

8.3           Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other delivery service, to the address of the party set forth below or to such other address as the party to whom notice is to be given may provide in a written notice to the Company, a copy of which written notice shall be maintained on file with the Secretary of the Company.

(a)           If to the Company, to:

Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121
Phone: (205) 625-3574
Facsimile: (205) 625-3523

with a copy (which shall not constitute notice) to:

(b)	O’Melveny & Myers LLP
7 Time Square
New York, NY 10036
Attention: Adam Weinstein, Esq.
Facsimile: (212) 326-2061

(c)	If to Seaport, to:

c/o Seaport Capital
199 Water Street
20th Floor
New York, NY 10038
Attention: Steve McCall
Phone: (212) 847-8900
Facsimile: (212) 425-1420

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Adam Weinstein, Esq.
Facsimile: (212) 326-2061

(d)	If to CEA, to:

c/o Seaport Capital
199 Water Street
20th Floor
New York, NY 10038
Attention: Steve McCall
Phone: (212) 847-8900
Facsimile: (212) 425-1420

(e)	If to BancBoston, to:

BancBoston Ventures Inc.
175 Federal Street
Mailstop MA DE 10210A

Boston, MA 02110
Phone: (617) 434-5146
Facsimile: (617) 434-1153

(f)	If to Sternberg, to:

Hans Sternberg
c/o Starmount Life Ins. Co.
The Starmount Building
7800 Office Park Blvd.
Baton Rouge, LA 70809
Phone: (225) 924-4267
Facsimile: (225) 926-6292

(g)           If to any individual Holder, to the address of such individual Holder set forth on the signature page hereto.

Any notice, request, instruction or document shall be deemed to have been received on the date of delivery thereof.

8.4           Applicable Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

8.5           Jurisdiction.  The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the non-exclusive jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 8.3) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

8.6           MUTUAL WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

8.7           Severability.  The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

8.8           Other Agreements.  Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement.

8.9           Successors; Assigns; Transferees.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the Holders shall also be for the benefit of and enforceable by any Transferee or subsequent holder of Registrable Securities, subject to the provisions contained herein; provided that the Company is given written notice at the time or within 30 days of said transfer, stating the name and address of the Transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; and provided, further, that the Transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement (in which case such Holder shall be released from such obligations).  Each Holder shall have the exclusive option to determine which rights and obligations shall be assigned to any Transferee.

8.10         Information to be Furnished by the Holders.  Each Holder shall furnish to the Company such information as the Company may reasonably request and as shall be required in connection with the registration and related proceedings referred to herein.

8.11         Amendments, Waivers.  This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by the Company and the Majority Holders; provided, however, that any amendment, modification, supplement or waiver of or to this Agreement that treats any Holder differently than any other Holder shall require the consent of the Majority Holders of each group of similarly treated Holders.

8.12         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

8.13         Limited Liability.  Notwithstanding any other provision of this Agreement neither the stockholders, members, general partners, limited partners, advisory directors or managing directors, or any directors or officers of any stockholders, members, general partners, limited partners, advisory directors or managing directors, nor any future stockholders, members, general partners, limited partners, advisory directors or managing directors, if any, of any Holder shall have any personal liability for performance of any obligation of such Holder under this Agreement.

8.14         Adjustments Affecting Registrable Securities.  The Company will not take any action, or permit any change to occur, with respect to the Registrable Securities which would (i) adversely affect the ability of any Holder to include such Registrable Securities in a registration undertaken pursuant to this Agreement or (ii) adversely affect the marketability of such Registrable Securities in any such registration.

8.15         Rule 144.  If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file with the SEC and, if applicable, Canadian securities regulatory authorities in a timely manner any reports required to be filed by it under the Securities Act, the Exchange Act and Canadian Securities Laws (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such information) and it will take such further action as any Holder may reasonably request, so as to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (ii) any similar rule or regulation hereafter adopted by the SEC or (iii) an equivalent prospectus exemption under Canadian Securities Laws, including OSC Rule 45-501.  Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

8.16         Other Registration Rights.  (a) The Company covenants that it will not grant any right of registration under the Securities Act or applicable Canadian Securities Laws relating to any of its IDSs, shares of Common Stock, Subordinated Notes, Common Stock Equivalents, or other securities to any person unless the Holders shall be entitled to have included in any registration effected (i) pursuant to Article III hereof, all Registrable Securities requested by it to be so included prior to the inclusion of any securities requested to be registered by the persons entitled to any such other registration rights pursuant to any provision providing incidental registration rights comparable to those contained in Article IV hereof and (ii) pursuant to Article IV hereof, pro rata with the inclusion of any securities requested to be registered by the persons entitled to any such other registration rights pursuant to any provision providing incidental registration rights comparable to those contained in Article IV hereof.

(a)           If the Company at any time grants to any other holders of IDSs, Common Stock, Subordinated Notes, Common Stock Equivalents, or other securities of the Company any rights to request the Company to effect the registration (whether requested or incidental) under the Securities Act or applicable Canadian Securities Laws of any such securities on any terms more favorable to such holders than the terms set forth in this Agreement, the terms of this Agreement shall, at the request of the Majority Holders, be deemed amended or supplemented to the extent necessary to provide the Holders such more favorable rights and benefits.

(b)           The Company covenants that it will not enter into, or cause or permit any of its subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Holders in this Agreement.

8.17         Limitation on Separate Registration of Common Stock.  Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Company to separately register the Common Stock (not in the form of IDSs) at any time that the Common Stock is not then actively traded on the New York Stock Exchange, American Stock Exchange, Toronto Stock Exchange or any other national securities exchange, or Nasdaq.

8.18         Headings.  The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.

8.19         Currency.  All references herein to “$” or “dollars” refer to United States currency.  Any determination herein as to price shall be made in (or converted into) U.S. dollars.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date and time first above written.

OTELCO INC.

By:
Name:
Title:

SEAPORT CAPITAL PARTNERS II, L.P.
By:	CEA Investment Partners II, LLC,
its General Partner

By:	Seaport Associates, LLC,
its Member and authorized representative

By:
Name:
Title:

SEAPORT INVESTMENTS, LLC

By:
Name:
Title:

CEA CAPITAL PARTNERS USA, L.P.

By:
Name:
Title:

CEA CAPITAL PARTNERS USA CI, L.P.

By:
Name:
Title:

BANCBOSTON VENTURES INC.

By:
Name:
Title:

MID-MISSOURI PARENT LLC

By:
Name:
Title:

Michael D. Weaver
Address for Notices:

Sean Reilly
Address for Notices:

Kevin Reilly
Address for Notices:

STERNBERG CONSULTING INC.

By:
Name:
Title: